Exhibit 99.2

Chicken Soup for the Soul Entertainment Announces Pricing of

$10.8 Million Underwritten Public Offering of Common Stock

COS COB, Conn, March 31, 2023--(BUSINESS WIRE)-- Chicken Soup for the Soul Entertainment Inc. (Nasdaq: CSSE) (the “Company”), one of the largest providers of premium content to value-conscious consumers, today announced the pricing of its previously announced underwritten public offering. The Company is offering an aggregate of 4,688,015 shares of its Class A common stock at an offering price of $2.30 per share, inclusive of 1,643,015 shares purchased by Chicken Soup for the Soul, LLC, the Company’s parent. The offering is also being made to new and existing institutional investors, and select participants from the Company’s board and management, including the CEO.

Craig-Hallum Capital Group is acting as sole managing underwriter for the offering.

The Company expects to receive aggregate gross proceeds from the offering of approximately $10.8 million, before deducting underwriting discounts and commissions and other offering-related expenses payable by the Company, and application of approximately $3.8 million for certain payments due under its management and license agreements with Chicken Soup for the Soul, LLC, as described in the prospectus supplement. No underwriter discount applies to the shares being purchased by Chicken Soup for the Soul, LLC. The Company intends to use the net proceeds received from this offering for working capital and general corporate purposes, including the payment of certain obligations as described in the final prospectus supplement to be filed with the Securities and Exchange Commission (the “SEC”).

The offering is expected to close on or about April 3, 2023, subject to the satisfaction of customary closing conditions.

This offering is being made pursuant to a shelf registration statement filed with the SEC on June 14, 2021, and declared effective on June 24, 2021. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained by contacting Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South 9th Street, Suite 350, Minneapolis, Minnesota 55402, by telephone at (612) 334-6300, or by email at prospectus@chlm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Chicken Soup for the Soul Entertainment

Chicken Soup for the Soul Entertainment (Nasdaq: CSSE) provides premium content to value-conscious consumers. The company is one of the largest advertising-supported video-on-demand (AVOD) companies in the US, with three flagship AVOD streaming services: Redbox, Crackle, and Chicken Soup for the Soul. In addition, the company operates Redbox Free Live TV, a free ad-supported streaming television service (FAST), with over 160 channels as well as a transaction video on demand (TVOD) service, and a network of approximately 34,000 kiosks across the US for DVD rentals. In order to provide original and exclusive content to its viewers, the Company creates, acquires, and distributes films and TV series through its Screen Media and Chicken Soup for the Soul TV Group subsidiaries. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous books series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are statements that are not historical facts and include, without limitation, statements regarding the public offering and intended use of proceeds from the offering. There can be no assurance that the Company will be able to complete the public offering on the anticipated terms, or at all, including the satisfaction of customary closing conditions. For a more complete description of these and other risks and uncertainties, please refer to Item 1A (Risk Factors) on the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022, Item 1A (Risk Factors) in the Company’s Quarterly Report on Form 10-Q for the three and nine-month period ended September 30, 2022, filed with the SEC on November 14, 2022 and the Company’s other filings with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by the forward-looking statements contained in this press release. Forward-looking statements are made as of the date of this release, and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Contacts

(INVESTOR RELATIONS)

Zaia Lawandow

Chicken Soup for the Soul Entertainment

zlawandow@chickensoupforthesoul.com

(PRESS)

Peter Binazeski

Chicken Soup for the Soul Entertainment

pbinazeski@chickensoupforthesoul.com